UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8–A /A
(Amendment No. 2)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
GARDNER DENVER, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13215	76-0419383
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Gardner Expressway Quincy, Illinois	62301
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (217) 222-5400
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: ☐
Securities Act registration statement file number to which this form relates: 001-13215
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act: None

     Gardner Denver, Inc. (the “Company”) hereby amends its registration statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on July 25, 1997, as follows:
Item 1. Description of Registrant’s Securities to be Registered
     Item 1 of the Form 8-A is amended and supplemented by adding the following:
     On October 29, 2009, the Company and Wells Fargo Bank, National Association (“Wells Fargo”), entered into an amendment (“Amendment No. 1”) to the Amended and Restated Rights Agreement, dated as of January 17, 2005, between the Company and the Rights Agent named therein (the “Amended and Restated Rights Agreement”) pursuant to which Wells Fargo was appointed as successor rights agent thereunder.
     The Amended and Restated Rights Agreement amended and restated the Company’s Rights Agreement, dated January 18, 1995, by and between the Company and National City Bank, as Rights Agent (the “Rights Agreement”), by extending the final expiration of the Rights Agreement to January 31, 2015. In addition, the Amended and Restated Rights Agreement (i) increased the exercise price of each Right from $60.00 to $145.00, (ii) modified the definition of “Acquiring Person” to change the beneficial ownership level from 20% to 15%, and (iii) eliminated all references to “Continuing Director.”
     A copy of the Amended and Restated Rights Agreement was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 21, 2005, and is incorporated herein by reference. A copy of the Amendment No. 1 was filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 29, 2009, and is incorporated herein by reference. The foregoing description of the Amended and Restated Rights Agreement and Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to such exhibits.
Item 2. Exhibits
     Item 2 of the Form 8-A is hereby amended by adding the following exhibits filed herewith:

Exhibit No.	Description

4.1	Amended and Restated Rights Agreement, dated as of January 17, 2005, between Gardner Denver, Inc., and the Rights Agent named therein (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on January 21, 2005).

4.2	Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of October 29, 2009, between Gardner Denver, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on October 29, 2009).

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 29, 2009	GARDNER DENVER, INC.
	By:	/s/ Brent A. Walters
		Name:	Brent A. Walters
		Title:	Vice President, General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Rights Agreement, dated as of January 17, 2005, between Gardner Denver, Inc., and the Rights Agent named therein (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on January 21, 2005).

4.2	Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of October 29, 2009, between Gardner Denver, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on October 29, 2009).